Exhibit 19

#60-130

Insider Trading Policy
Version No. 10

Department	Legal
Policy Owner	Ethics Officer
Executive Sponsor	Chief Legal Officer
Approving Bodies	ERMC Risk Committee
Approval Date	February 24, 2025

INTERNAL USE ONLY

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I.PURPOSE
This Policy sets forth the duties and responsibilities of employees, officers, and directors of Eagle Bancorp, Inc. and its subsidiaries (collectively, the “Company”) to ensure their compliance with insider trading laws. The federal securities laws prohibit any officer, director, or employee of the Company from (a) purchasing or selling Company Securities (as defined below) based upon “Material Nonpublic Information” (MNPI) concerning the Company or (b) communicating, “tipping,” or disclosing MNPI to outsiders so that they may trade Company Securities based on that information. To prevent even the appearance of improper insider trading or tipping, the Company has adopted this Insider Trading Policy (this “Policy”) for all Insiders (as defined below) of the Company.
In addition, the Company may not conduct or execute any transactions involving Company Securities while in possession of MNPI concerning the Company, provided that this restriction does not apply to transactions pursuant to pre-authorized trading plans or arrangements for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.

I.SCOPE
A.Covered Persons
This Policy covers all employees, officers and directors of the Company (“Covered Persons” or “Insiders”), as well as their respective Immediate Family Members and members of their Households (as defined below); any outsiders, including but not limited to independent contractors, accountants, attorneys, consultants, contingent workers, vendors, and other third party service providers; and anyone else whom the Chief Legal Officer or his/her designee may designate because he or she has access to MNPI concerning the Company. “Immediate Family Members” is defined to include, but is not necessarily limited to, a person’s spouse, sibling, parent or child. “Household” is defined as those, whether related or unrelated, who dwell under the same roof and compose a “family” or “social unit.” Former officers, employees, and members of the Board may also be considered Insiders if they possess or are aware of MNPI, even after their employment/service by/to the Company has ceased.
B.Covered Securities & Transactions
This Policy applies to any and all transactions in the Company’s securities. For purposes of this Policy, the Company’s securities include its common stock, options to purchase or sell common stock, and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, debt securities, warrants, and exchange-traded options, or other derivative securities and short sales (collectively, “Company Securities”). Transactions in Company Securities include not only market transactions, but also private sales of Company Securities, pledges of Company Securities to secure a loan or margin account, and charitable donations of Company Securities. As set forth below, this Policy also generally prohibits Covered Persons from engaging in transactions in the securities of other companies that are on the basis of material nonpublic information obtained or used in breach of a duty of confidentiality owed to another.
C.Section 16 Persons
Each member of the Company’s Board of Directors (the “Board”), those officers of the Company designated by the Board to be Section 16 officers of Eagle Bancorp, Inc., and any person identified by the Chief Legal Officer to fall within the scope of Section 16 of the Securities Exchange Act of 1934 (together, the “Section 16 Persons”), are subject to the reporting and short-swing profit provisions of Section 16 and the underlying rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Section 16 Persons must obtain prior written approval of all trades in Company Securities from the Company’s Chief Legal Officer or his or her designee as described further below in this Policy.

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D.Designated Employee
In addition to Section 16 Persons, the Chief Legal Officer or his or her designee may designate additional officers, employees, or others as “Designated Employees.” Designated Employees are those officers or employees or outside consultants, accountants, attorneys, contractors, contingent workers or other third party service providers that the Company considers, because of their duties, to have regular access to MNPI.

I.ROLES AND RESPONSIBILITIES
The roles and responsibilities for the governing bodies and senior managers involved in the oversight, compliance, and monitoring with respect to this Policy are described in this section.

The Board is responsible for:
•Approving Company share repurchase programs;
•Approving the use of trading plans established pursuant to Rule 10b5-1 in connection with such Company share repurchase programs;
•Authorizing a person or persons to repurchase shares on behalf of the Company in connection with the Company’s share repurchase program; and
•Ratifying the Risk Committee’s approval of this Policy, if appropriate.

The Risk Committee of the Board is responsible for:
•Being informed on the administration of this Policy through periodic reporting from the Ethics Officer; and
•Reviewing, challenging, and approving this Policy on an annual basis or more frequently as needed.

The Enterprise Risk Management Committee is responsible for:
•Receiving and evaluating allegations of violations of this Policy referred to it by the Chief Legal Officer, Chief Risk Officer, Chief Compliance Officer, and Ethics Officer; and
•Reviewing, challenging, and approving this Policy on an annual basis or more frequently as needed.

The Chief Legal Officer (the “CLO”) is the Executive Sponsor of this policy and is, or is or her designee is, responsible for:
•Providing administration relating to compliance with insider laws and regulations;
•Establishing Trading Window, Blackout, Special Blackout, and Quiet Periods;
•Designating who should be considered an Insider or Designated Employee;
•Designating who, other than directors and Board-designated Section 16 officers, falls within the scope of Section 16;
•Facilitating SEC filings relating to trading of Company Securities;
•Determining whether the Company has MNPI, such that it can enter into a Repurchase Plan;
•Reviewing and approving Repurchase Plan Agreements prior to their execution;
•Reviewing and approving amendments to, or early termination of, any Repurchase Plan Agreement prior to the execution of any such amendment or early termination;
•Approving brokers with whom the Company enters into a Repurchase Plan Agreement;
•Approving exceptions to the Policy with respect to the duration of any Repurchase Plan;
•Determining whether a gift requested to be made outside an Open Trading Window is a “bona fide” gift and, if it is, approving such bona fide gift subject to any requirements he or she deems appropriate; and
•Together with the CLO, CCoO, and Ethics Officer, determining the proper action to be taken when this Policy is violated or determining that referral to the ERMC is necessary.

The Chief Risk Officer (the “CRO”) is responsible for:

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•Providing advice and counsel to the CLO with respect to the implementation of this Policy;
•Reviewing and recommending updates to this Policy on an annual basis or more frequently as needed; and
•Together with the CLO, CCoO, and Ethics Officer, determining the proper action to be taken when this Policy is violated or determining that referral to the ERMC is necessary.

The Chief Compliance Officer (the “CCoO”) is responsible for:
•Working with the Ethics Officer, CLO, and CRO to review and update this Policy on an annual basis or more frequently as needed; and
•Together with the CLO, CRO, and Ethics Officer, determining the proper action to be taken when this Policy is violated.

The Ethics Officer is the Policy Owner and responsible for:
•Administering the Company’s Insider Trading Pre-Clearance process;
•Evaluating requested exceptions to this Policy;
•Together with the CLO, CRO, and CCoO, determining the proper action to be taken when this Policy is violated or determining that referral to the ERMC is necessary;
•Reporting violations of this Policy, as well as the disciplinary and remedial measures taken, if any, to the Risk Committee;
•Providing input on any changes needed to this Policy;
•Working with Section 16 Persons with respect to the filing of SEC Forms 3, 4, and 5; and
•Conducting training and awareness programs regarding this Policy.

The CFO is responsible for:
•Consulting with the Chief Legal Officer or his or her designee regarding the imposition of Special Blackout Periods; and
•Approving 10b5-1 Plans with the CLO or his or her designee.

I.STATEMENT OF POLICY
The Company’s Insider Trading Policy is as follows:
A.No Trading on Inside Information. Covered Persons may not purchase, sell or otherwise trade the Company’s Securities, either directly or indirectly, through family members or other Covered Persons, if:
i.they are aware of material information relating to the Company’s Securities; and
ii.that material information is not generally known or available to the public;
B.No Tipping. Covered Persons may not disclose, pass or “tip” MNPI to others or recommend to anyone the purchase or sale of Company Securities when they are aware of such information. This includes any investment clubs in which a Covered Person is a member. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though a person did not trade and did not gain any direct financial benefit from another’s trading. Tippers can be held liable for disgorgement of their tippees’ profits.
C.No Exception for Hardship. The existence of a personal financial emergency does not excuse you from compliance with this Policy.

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I.DEFINITION OF MATERIAL NONPUBLIC INFORMATION
A.    Material Information.
Information is material if (a) there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision to buy, hold or sell a security; or (b) it substantially alters the total mix of information already available to investors. Any information that could reasonably be expected to affect the price of the security is likely to be considered material. Common examples of information with respect to the Company likely to be considered material include, but are not limited to:
•Financial performance, especially quarterly and year-end earnings;

•Projections of future earnings or losses;

•Significant changes in financial performance outlook or liquidity of the Company as a whole or of a reporting segment of the Company’s business;

•Company projections that significantly differ from external expectations;

•Potential mergers and acquisitions or the sale of significant Company assets or subsidiaries;

•New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof;

•Major discoveries or significant changes or developments in products or product lines, research, or technologies;

•Approvals or denials of requests for regulatory approval by government agencies of products, patents, or trademarks;

•Significant changes or developments in supplies or inventory, including significant product defects, recalls, or product returns;

•Results of product development or new product announcement;

•Significant pricing changes;

•Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts;

•New equity or debt offerings;

•Significant changes in management;

•Significant labor disputes or negotiations, including possible strikes;

•Significant information regarding a borrower’s or guarantor’s credit standing or ability to repay a significant loan or information with respect to any Company reserves or allowances for loan losses;

•Significant information regarding a depositor’s intentions to withdraw deposits that have a significant impact on the liquidity of the Company;

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•Actual or potential exposure to, or significant developments concerning, major litigation or government investigation, or the resolution of such litigation government investigation;

•Possible proxy contests;

•Imminent or potential changes in the Company’s credit rating by a rating agency;

•Voluntary calls of debt or preferred stock of the Company;

•The contents of forthcoming publications that may affect the market price of Company Securities;

•Statements by stock market analysts regarding the Company and/or its securities;

•Significant changes in sales volumes, market share, production scheduling, product pricing, or mix of sales;

•Analyst upgrades or downgrades of a Company Security;

•Significant changes in accounting treatment, write-offs, or effective tax rate;

•Impending bankruptcy or financial liquidity problems of the Company or one of its subsidiaries or significant business partners;

•Gain or loss of a substantial customer or supplier; or

•A significant cybersecurity incident experienced by the Company that has not yet been made public.
Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. When in doubt, a Covered Person should seek guidance from the Chief Legal Officer or Ethics Officer.
B.    Nonpublic Information.
Information is considered “nonpublic” if it has not been widely disseminated to the public by authorized personnel of the Company through official channels such as SEC filings, major newswire services, national news services and financial news services and there has been insufficient time for the market to absorb the information and discount it into the price of the stock. For the purposes of this Policy, information is considered nonpublic until the second full trading day after the information is released.
C.    Confidentiality of Nonpublic Information
Covered Persons have an express duty of confidentiality to preserve and protect the confidentiality of the Company’s nonpublic information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden and may result in disciplinary actions up to and including termination, in addition to any possible civil and/or criminal prosecution.

I.PROCEDURAL REQUIREMENTS

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A.Pre-Clearance of Trading in the Company’s Securities
Covered Persons (including Section 16 Persons and Designated Employees) may not engage in any transaction involving the Company’s Securities without first obtaining written pre-clearance of the transaction from the Ethics Officer. An e-mail qualifies as appropriate written pre-clearance. An example of a form that is sufficient for a pre-clearance request is provided as Exhibit A, though the Ethics Officer may amend the form or adopt a different form as necessary depending on the facts and circumstances of the particular request. The Ethics Officer is under no obligation to approve any trade or to explain why a trade request may be denied. Pre-clearance of any transaction is valid only for four trading days following receipt of pre-clearance. If the transaction order is not placed within that period, pre-clearance must be requested and approved in writing again. Requesting persons must treat denials of pre-clearance requests as confidential. To the extent possible, Covered Persons should retain all records and documents that support their reasons for making each trade.
Pre-clearance in no way relieves the Covered Person of their legal obligation to refrain from trading while in possession of material nonpublic information. Pre-clearance is required for transactions in Company Securities regardless of where the Covered Person’s brokerage, advisory or other custodial account or possession of the Company Security is maintained.
B.Quarterly Blackout Periods
Covered Persons are prohibited from trading in the Company’s Securities during quarterly blackout periods which begin 10 trading days before the end of the issuer’s fiscal quarter and end after the second full trading day following the release of quarterly financial results to the public by the Company. In addition to being subject to the other limitations set forth in this Policy, Covered Persons, whether or not in possession of material, nonpublic information, shall not engage in transactions involving the purchase or sale of the Company's securities during quarterly Blackout Periods and may trade only during a limited Window Period (as set forth below) each quarter.
C.Special Blackout Periods
From time to time, the Company may also determine that Covered Persons (including Section 16 Persons, Designated Employees and others) must suspend trading during periods outside the quarterly Blackout Periods described above because of developments known to the Company and not yet disclosed to the public. These are referred to as “Special Blackout Periods.” The imposition of any Special Blackout Period, as well as those Insiders who shall be subject to the Special Blackout Period, shall be determined by the Chief Legal Officer in consultation with the Chief Financial Officer. Any Covered Person under a Special Blackout Period is prohibited from trading in Company Securities. Such persons must also not disclose to others the fact of such suspension of trading without prior permission of the Chief Legal Officer.
D.Open Trading Windows
The Company’s blackout periods generally dictate when trading windows are open and it is otherwise appropriate for Covered Persons to trade the Company’s Securities. Transactions involving the purchase or sale of the Company’s securities may commence on the third (3rd) trading day after the Company’s public release of financial results for a completed fiscal quarter or year and continue until 10 trading days prior to the end of the next fiscal quarter in which the earnings are announced (the “Window Period”). For purposes of determining Window and Blackout Periods pursuant to this Section, "trading day" refers to any day on which the Company's stock trades on its primary exchange.

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E.Prohibited Activities
1.    Section 16 Person and Designated Employee Trading: No Section 16 Person or Designated Employee may trade in Company Securities outside of an Open Trading Window described in this Policy, unless an exception is expressly granted by the Chief Legal Officer or his or her designee.
2.    “Need-to-Know:” Insiders must maintain the confidentiality of nonpublic information on a need-to-know basis. This means that no Insider may “tip” or disclose MNPI concerning the Company to any other Insider (such as a family member) or any outside person, even if that person is expected to hold such “tip” in confidence, unless required as part of that Insider’s regular duties for the Company or authorized by the Chief Legal Officer or his or her designee.
3.    Inadvertent Disclosure: In the case of inadvertent disclosure to an outside person, the Insider must advise the Chief Legal Officer or his/her designee immediately after the inadvertent disclosure has been made. Depending on the nature of the inadvertent disclosure, the Company may be required per Regulation FD to rectify any inadvertent disclosures of MNPI by a public filing within 24 hours of the inadvertent disclosure being made. Therefore, timing is of the essence. To protect against inadvertent disclosures, all inquiries from outsiders regarding MNPI about the Company must be forwarded to the Chief Legal Officer or his or her designee.
4.    No Trading Advice: No Insider may give trading advice of any kind about the Company to anyone, whether or not such Insider is aware of MNPI about the Company.
5.    No Speculative Trading or Spreadbetting: No Insider may speculate on the price of the Company’s securities, engage in the practice of betting on the bid-ask spread of the Company’s stock or trade in any interest or position relating to the future price of Company Securities, such as a put, call, or short sale.
6.    No Short Selling: No Insider may sell the Company’s Securities short.
F.Quiet Period
During certain periods of time, Company employees, officers and directors are required to limit their communications and interactions with the public due to their possession of MNPI. This includes but is not limited to any material news that has not yet been disclosed to the public. Unless otherwise instructed by the Chief Legal Officer, a Quiet Period will mirror the trading Blackout Period. Communication with analysts and investors must at all times be fair and accurate, not involve or constitute MNPI, and not omit material facts or otherwise create a misleading narrative. Certain communications may be permissible during a Quiet Period, but must be approved in advance by the Chief Legal Officer or his or her designee.
G.Individual Responsibility
Every Covered Person has the individual responsibility to comply with this Policy, regardless of whether the trade at issue was pre-cleared or occurs during an Open Trading Window.
Moreover, though the Company may assist Section 16 Persons with filing Forms 3, 4, and 5 regarding their purchase, sale, and/or holding of Company Securities, it is each Section 16 Person’s individual responsibility under applicable federal securities laws (and this Policy) to file these forms with the SEC.
A Covered Person may also, from time to time, be required to forgo a proposed transaction in Company Securities even if he or she planned to make the transaction before learning of the MNPI and even though the Insider believes he or she may suffer an economic loss or forgo anticipated profit by waiting.

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H.Applicability of Policy to Insider Information Regarding Other Companies
This Policy and restrictions described herein also apply to MNPI relating to other companies, including the Company’s customers, vendors, or suppliers (“Business Partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company.
Civil and criminal penalties, and termination of employment or removal from the Company Board may result from trading on the basis of MNPI regarding the Company’s Business Partners. All directors, officers and employees should treat MNPI about the Company’s Business Partners with the same care required with respect to information related directly to the Company.
I.Certain Exceptions
As described below, the Company considers certain transactions to be exempt from this Policy. However, for the purpose of clarity, even where Company Securities had been acquired via (a) purchases under the Employee Stock Purchase Plan, (b) exercises of stock options, or (c) the vesting of restricted stock or performance-based restricted stock units, any sales on the open market of such Company Securities will be subject to this Policy. In other words, this Policy is triggered by, among other ways, the sale of Company Securities on the open market, no matter how the Company Securities were acquired. Additional exceptions to this Policy may be granted on a case-by-case basis by the Chief Legal Officer or his or her designee, upon review of a written request from the individual petitioning for an exception that details the facts and circumstances surrounding the transaction and the reason for requesting an exception. The Chief Legal Officer or his or her designee is under no obligation to approve any such requests or to explain the bases for denying such request.
1.Equity Plans
The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to the Employee Stock Purchase Plan or the purchase of shares under the Employee Stock Purchase Plan pursuant to the terms and conditions of the plan. However, no officer or employee may alter his or her instructions regarding the purchase of Company Securities in such plan (including by withdrawing from participation in the plan or altering contribution elections under the plan) while in possession of MNPI or while any applicable trading window is closed or applicable Special Blackout Period is in effect. Individual Rule 10b5-1 Plans
Exchange Act Rule 10b5-1 was adopted by the SEC to protect persons from insider trading liability for transactions under a written trading plan previously established at a time when the insider did not possess MNPI. Under a properly established 10b5-1 plan (a “10b5-1 Plan”), transactions in Company Securities may be conducted on behalf of a Covered Person at any time, including during Blackout Periods, Special Blackout Periods, and outside trading windows or even when the Covered Person possesses MNPI, in accordance with established trading schedules and instructions set forth in the Insider’s 10b5-1 Plan. Thus, a 10b5-1 Plan offers an opportunity for Insiders to establish a systematic program of transactions in Company Securities over periods of time that might include periods in which such transactions would otherwise be prohibited under the federal securities laws or this Policy. A variety of arrangements can be structured to meet the requirements of Rule 10b5-1. In particular, a 10b5-1 Plan can take the form of pre-scheduled stock option exercises and sales, pre-arranged trading instructions, and other brokerage and third-party arrangements over which the Insider has no control once the plan takes effect.
Insiders who desire to implement a 10b5-1 Plan must first obtain approval of the plan by the Chief Financial Officer and the Chief Legal Officer. To be eligible for approval, the 10b5-1 Plan:
•Must be established during a trading window (and not during any Blackout Period or applicable Special Blackout Period) and at a time when the Insider does not possess any MNPI;
•Must be in writing;

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•Must either irrevocably set forth the future date or dates on which purchase or sale of securities are to be made, the prices at which the securities are to be purchased or sold, and the amount of shares to be purchased or sold on each designated trading day, or provide a formula for determining the amount and price of the securities to be purchased or sold and the date or dates on which the transactions are to be completed;
•Must set forth the broker who will be responsible for effecting the transactions (or method of transaction if not through a broker);
•May not permit the direct or indirect exercise of any influence by the Insider over the timing or terms of the purchase or sale; and
•May not take effect until 30 days after the plan is approved by the Chief Financial Officer and Chief Legal Officer.
Even if approved by the Chief Financial Officer and the Chief Legal Officer, any Insider implementing a 10b5-1 Plan does so at his or her own risk, and must individually ensure that such 10b5-1 Plan complies in all respects with the requirements set forth in Rule 10b5-1. The Company holds no responsibility for ensuring that any Insider’s 10b5-1 Plan complies with any applicable legal and regulatory requirements.
The Chief Legal Officer or his or her designee will maintain a copy of all 10b5-1 Plans. The Insider must provide the Chief Financial Officer and the Chief Legal Officer written notice of any termination or modification (in which case, the modification must be approved in writing by the Chief Financial Officer and the Chief Legal Officer prior to effectiveness and may not take effect until 30 days after the termination or modification is approved by the Chief Financial Officer and the Chief Legal Officer).
2.Company Repurchases and Rule 10b5-1 Plans
Similar to Rule 10b5-1 Plans for Insiders, the Company may also establish a 10b5-1 Plan for purposes of conducting share repurchases (each such plan, a “Repurchase Plan”) in connection with the Company’s share repurchase program (as may be established by the Board from time to time). Under a properly established Repurchase Plan, repurchases of Company Securities may be conducted at any time, including during Blackout Periods, Special Blackout Periods, and outside trading windows, or even when the Company possesses MNPI, in accordance with established trading schedules and instructions set forth in the Repurchase Plan.
Before any Repurchase Plan can be established, the Board must have approved the use of trading plans established pursuant to Rule 10b5-1 in connection with any Board-approved Company share repurchase program. Only persons authorized by the Board to repurchase shares on behalf of the Company in connection with the Company’s share repurchase program (each such person, an “Authorized Person”) may establish a Repurchase Plan, in compliance with all requirements set forth by the Board and the requirements set forth under Rule 10b5-1. Only one Repurchase Plan can be established and effective at any given time. Additionally, any Repurchase Plan established by an Authorized Person:
•Must be established at a time when the Company does not possess any MNPI, and such a determination must be made by the Chief Legal Officer;
•Must be in writing, in a form reviewed and approved by the Chief Legal Officer or an authorized designee of the Chief Legal Officer (the “Repurchase Plan Agreement”);
•Must either set forth the future date or dates on which purchases of securities are to be made, the prices at which the securities are to be purchased, and the amount of shares to be purchased on each designated trading day, or provide a formula for determining the amount and price of the securities to be purchased and the date or dates on which the transactions are to be completed;
•Must set forth the broker who will be responsible for effecting the transactions, and any such broker must be an independent third party approved by the Chief Legal Officer or an authorized designee of the Chief Legal Officer;
•May not permit the direct or indirect exercise of any influence by the Authorized Person or anyone else employed by or affiliated with the Company over the timing or terms of the purchase of securities (excluding the initial preparation of the trading schedule and instructions in connection with the Repurchase Plan);

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•Notwithstanding any applicable provision in the Repurchase Plan Agreement with the broker, may not be amended (including with respect to the trading schedule and accompanying instructions) or terminated prior to the original termination date set forth in the Repurchase Plan Agreement, unless a request for an exception is made in writing to the Chief Legal Officer and such request is approved in writing; and
•Must have a duration no shorter than three (3) months and no longer than the earlier of (1) twelve (12) months or (2) the date of the expiration of the share repurchase program as established by the Board, unless a request for an exception is made in writing to the Chief Legal Officer and such request is approved in writing.
A copy of all Repurchase Plans must be made available to and maintained in the Company’s books and records by the Chief Legal Officer and the Chief Financial Officer. When a Repurchase Plan is in place, all purchases of the Company’s stock in connection with the Company’s stock repurchase program must be done through the Repurchase Plan. In the absence of an active Repurchase Plan, Authorized Persons may repurchase shares on behalf of the Company only with express written approval by the Chief Legal Officer or an authorized designee of the Chief Legal Officer for each purchase transaction. Approval shall be at the Chief Legal Officer’s sole discretion, and be based on a determination of whether the Company has MNPI at the time of the purchase and any other factors that the Chief Legal Officer deems relevant.
3.Bona Fide Gifts
Bona fide gifts of the Company Securities may be made at any time, including during a Blackout Period, subject to the pre-clearance requirements detailed above. Bona fide gifts made outside an Open Trading Window shall also be pre-approved by the Chief Legal Officer or his or her designee.
The Chief Legal Officer or his or her designee determines whether a gift is “bona fide” depending on the circumstances surrounding the gift, including, but not limited to, the donor’s relationship with the recipient, what the recipient does with the donated securities, and the nature of the tax benefit of the donor.
The Chief Legal Officer or his or her designee may approve a bona fide gift subject to certain conditions, including, for example, that the recipient of the bona fide gift agree not to sell the Company Securities except during an Open Trading Window.
In no event may any material nonpublic information be disclosed to the recipient of the gifted shares.
J.Additional Information – Directors and Officers
The Company is subject to the provisions set forth in Section 16 related to reporting of short-swing transactions and limitations on such transactions. The practical effect of these provisions is that executive officers and directors who purchase and sell (or sell and purchase) the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any MNPI. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option, nor the award or vesting of restricted stock is deemed a purchase under Section 16; however, the sale of any shares received under the option, including a market sale of options to pay the exercise price of the option, is a sale under Section 16. Moreover, no Insiders may ever make a short sale of the Company’s stock. The Company has provided, or will provide as required, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.
K.Acknowledgment
On an annual basis, all employees, officers, and directors are required to acknowledge the receipt of this Policy and understanding regarding the confidentiality and serious nature of the unauthorized disclosure of nonpublic information about the Company. In addition, on an as-needed basis, certain Insiders may be asked to sign an additional event-driven acknowledgement for non-disclosure of non-public information.

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For officers and employees, the annual acknowledgment is part of the overall policy acknowledgment in the Company’s policy review and training system (BVS). Directors acknowledge this Policy in their respective Director and Officer Questionnaires.
L.Internal Audit
In its role as the third line of defense, the CAE will ensure that risk-based independent audits are periodically conducted to ensure compliance with this Policy and to ensure the accuracy of regulatory reporting requirements, results of which will be reported to the Audit Committee.

I.EXCEPTIONS TO POLICY
Should an exception to this Policy be requested or warranted, it shall initially be evaluated by the Ethics Officer and remediated at the staff level if possible. Significant exceptions shall be escalated to the CLO CRO, and Chief Compliance Officer, as needed, and a remediation plan shall be prepared and approved for such instances. If they deem it necessary the CLO, CRO, Chief Compliance Officer, and the Ethics Officer may refer a violation and remediation to the ERMC. Also for such exceptions, the Risk Committee shall be informed as to the circumstances involved with the exception, and in particular the potential impact on disclosure requirements.

I.VIOLATIONS OF THIS POLICY
The Ethics Officer, together with the CLO, CRO, and CCoO, will determine the proper action to be taken when this Policy is violated. The Ethics Officer will report any such violations, as well as the disciplinary and remedial measures taken, if any, to the Risk Committee.
Please note that the consequences of trading on or tipping MNPI can be severe:
a.    Civil and Criminal Penalties. Potential penalties for insider trading violations include (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million and (3) civil fines of up to three times the profit gained or loss avoided.
b.    Controlling Person Liability. If a company fails to take appropriate steps to prevent illegal insider trading, the company may have “controlling person liability” for a trading violation, with civil penalties of up to three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.
c.    Company Sanctions. Failure to comply with this Policy also may subject you to Company-imposed sanctions, including termination, whether or not your failure to comply with this Policy results in a violation of law.
Both the SEC and the Financial Industry Regulatory Authority (FINRA) investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Department of Justice, pursue insider-trading violations vigorously, particularly against employees of public companies who misuse confidential information entrusted to them. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. For these reasons, employees, officers and directors should seek guidance from the Ethics Officer concerning any questions they have about compliance with this policy.
Any known or suspected violations of the Insider Trading Policy can be reported to the Ethics Office (Ethics@eaglebankcorp.com) or directly to the Audit Committee via EthicsPoint at www.ethicspoint.com or via phone at 888-331-0609. For more information, refer to 60-090 Complaints/Allegations of Suspected

#60-130 Insider Trading Policy (Version No. 10) Page 13 Approved: 02/24/2025

INTERNAL USE ONLY
Improper Activities (Whistleblower) Policy and 60-165 60-165 Business Conduct Ethics and Conflicts of Interest Policy and Program including the Code of Business Conduct and Ethics.

#60-130 Insider Trading Policy (Version No. 10) Page 14 Approved: 02/24/2025